EXHIBIT 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Change In Senior Management

ELMIRA, N.Y. — May 23, 2008 — Hardinge Inc. (NASDAQ-GS: HDNG), a leading international provider of advanced material-cutting solutions, today announced that President and CEO, J. Patrick Ervin has stepped down from his position and that Richard L. Simons, the Company’s Senior Vice President and Chief Operating Officer, has been elected by the Board to succeed him as President and CEO, effective May 22, 2008. Mr. Simons has also been elected to the Board of Directors.  Mr. Ervin has also resigned from Hardinge’s Board of Directors, however he will continue to support the Company in a consulting role.

 “The Board believes that a change in management is in the best interest of the Company, the shareholders and Mr. Ervin,” said Kyle H. Seymour, Chairman of the Board.  “Pat has dedicated his entire working life to Hardinge and has been instrumental in transforming Hardinge into the international Company it is today, with strong product lines and geographically balanced sales and production.  We are thankful to Pat for his commitment to Hardinge and his contributions as leader of the Company since 2001.  Rick brings with him significant industry experience, enjoys the respect of the management team and employees of the Company, and possesses the financial acumen necessary to lead the next phase of the Company’s transformation into an effective global enterprise delivering solid and consistent financial performance.”

Mr. Simons worked for Hardinge Inc. for 22 years and served as Executive Vice President and Chief Financial Officer, with operational responsibility for its Asian companies when he left the Company in 2005.  He served as a financial officer at Carpenter Technology Corporation (NYSE: CRS) for the past two and a half years before his recent return to Hardinge.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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